Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)
LAS VEGAS SANDS CORP.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed maximum offering price per share(2)	Maximum aggregate offering price	Fee Rate	Amount of registration fee
Equity	Common Stock, $0.001 par value	Rule 457(c) and 457(h)	10,000,000	$40.71	$407,100,000	$147.60 per $1,000,000	$60,087.96
Total Offering Amount							$60,087.96
Total Fee Offsets							$—
Net Fee Due							$60,087.96
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional securities that become issuable under the Las Vegas Sands Corp. Amended and Restated 2004 Equity Award Plan (the “2004 Plan”) by reason of any stock split, stock dividend or similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding Common Stock.
(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is calculated on the basis of $40.71, the average of the high and low trading price of a share of Common Stock on July 24, 2024 as reported on the New York Stock Exchange, which is within five business days prior to filing this Registration Statement.